Exhibit 10.4

CHANGE TO COMPANY CONTRIBUTION AMOUNT UNDER
PILGRIM’S PRIDE CORPORATION
2005 DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED

On May 28, 2008, the Board of Directors of Pilgrim’s Pride Corporation (the "Company") approved a change in the rate of the Company’s discretionary matching contributions for deferrals contributed to the Pilgrim's Pride Corporation 2005 Deferred Compensation Plan (the "Plan") on or after March 30, 2008 to 40% of the participant’s annual deferrals to the Plan, but not exceeding 3% of such participant’s compensation up to the annual compensation limit under the Internal Revenue Code of 1986, as amended, Section 401(a)(17) ($230,000 in 2008).